UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 14, 2009

Bottomline Technologies (de), Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire 03801
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 14, 2009, pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) between Bottomline Technologies (de), Inc., a Delaware corporation (the “Company”) and Bank of America N.A. (the “Bank”), the Company completed the purchase of substantially all of the assets and related operations of the Bank’s PayMode business (the “Asset Purchase”).

Under the terms of the Purchase Agreement, the Company purchased the Bank’s PayMode electronic payments business, including the vendor network, application software, intellectual property rights and other assets, properties and rights used exclusively or primarily in the PayMode business.  In exchange for the PayMode assets, the Company paid the Bank a cash purchase price of $17,000,000 and issued the Bank a warrant (the “Warrant”) to purchase 1,000,000 shares of common stock of the Company at a purchase price of $8.50 per share.

In connection with the Asset Purchase, the Company and the Bank entered into a Services Agreement (the “Services Agreement”), pursuant to which the Company will provide PayMode services to the Bank and the Bank’s customers, including customary maintenance and support services. The Bank will pay the Company an annual subscription fee plus other specified variable fees for the services.  The Company will deliver enhancements to the system used to provide the PayMode services and to the related infrastructure. These enhancements will have a specified minimum value over the initial term of the Services Agreement, and a specified set of these enhancements must be delivered within designated timeframes, certain of which will be available exclusively to the Bank and its customers for specified periods.

The Services Agreement has an initial term of five years to be followed, unless notice of non-renewal is given by either Party, by successive three-year renewal terms, subject to customary termination events, including the Bank’s right to terminate for convenience, in which case it will pay a specified variable termination fee to the Company.  Should the Services Agreement terminate, the Bank may elect to continue to pay for and receive the PayMode services for up to two years.

The foregoing description of the Purchase Agreement, the Asset Purchase and the Services Agreement is not complete and is qualified in its entirety by reference to the Purchase Agreement and the Services Agreement, which the Company expects to file as Exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009. The Company intends to request confidential treatment for the Services Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

As reported under Item 2.01 above, on September 14, 2009, the Company issued the Bank the Warrant in partial payment for the PayMode assets. The Warrant is exercisable for 1,000,000 shares of common stock of the Company at a price of $8.50 per share, has a term of 10 years and provides that, subject to certain exceptions, the Bank may not sell shares issued to it upon exercise of the Warrant in an amount in excess of 200,000 shares per month or transfer the Warrant other than to Bank affiliates for a period of one year from the date the Warrant was issued. The Company and the Bank also entered into a Registration Rights Agreement, pursuant to which the Bank may request that the Company file a registration statement with respect to the Warrant shares.  The Bank may request such filing to become effective on or after September 14, 2010.

The Warrant was executed and delivered in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

The foregoing description of the Warrant and Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Warrant and Registration Rights Agreement, which the Company expects to file as Exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2009.

Item 9.01.   Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired

The financial statements required by this Item 9.01(a) are not included in this initial report on Form 8-K. The financial statements will be filed by an amendment to this report within the time period specified in the instructions to Item 9.01 of Form 8-K.

(b)           Pro Forma Financial Information

The pro forma financial information required by this Item 9.01(b) is not included in this initial report on Form 8-K. The pro forma financial information will be filed by an amendment to this report within the time period specified in the instructions to Item 9.01 of Form 8-K.

(d)           Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: September 14, 2009	By:	/s/ Kevin Donovan
Kevin Donovan
Chief Financial Officer and Treasurer